Exhibit 99.1

Contact:  Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Reports 2009 Third Quarter Results

ALPHARETTA, GEORGIA — November 9, 2009 — Neenah Paper, Inc. (NYSE:NP) today reported adjusted earnings, excluding special items, of $0.29 per diluted common share in the third quarter of 2009, up more than 50 percent from $0.18 per share in the third quarter of 2008 and also significantly higher than second quarter 2009 earnings.

“We continued our sequential improvement in performance in the third quarter, with sales increasing 11 percent versus the second quarter and adjusted operating income above both second quarter and levels of a year ago, which preceded the economic crisis,” said Sean Erwin, Chairman and Chief Executive Officer. “Improving business conditions, benefits of more than $6 million from our cost reduction programs and lower input prices have resulted in increased profits and margins in each of our businesses. This in turn contributed to strong operating cash flows which allowed us to reduce debt by more than $15 million this quarter.”

Special items excluded from the calculation of adjusted income include tax expense of $1.0 million, or $0.07 per share, in the third quarter of 2009, pre-tax restructuring costs of $18.0 million, or $0.79 per share, in the second quarter of 2009 for the closure of the Ripon Fine Paper mill, and a pre-tax gain of $3.5 million, or $0.16 per share, in the third quarter of 2008 primarily from the sale of surplus Fine Paper assets.  Adjusted income is a non-GAAP measure and is reconciled to comparable GAAP measures later in this release.

Income from continuing operations was $3.4 million, or $0.23 per diluted common share, in the third quarter 2009 and $5.0 million, or $0.34 per diluted common share, in the third quarter 2008.

Quarterly Segment and Other Financial Results

Fine Paper third quarter 2009 net sales of $63.0 million increased from $61.3 million in the second quarter, but were below third quarter 2008 sales of $81.7 million. Increased sales versus the second quarter were a result of higher volumes, which reflected stabilizing market conditions. Decreased year on year sales were due to continued lower market demand for premium writing, text and cover papers.

Operating income of $9.6 million in the third quarter of 2009 compared to adjusted operating income of $8.0 million in the second quarter of 2009 and $7.5 million in the third quarter of 2008. Increased income, and operating margins which reached 15 percent in the third quarter of 2009, resulted from actions taken to reduce costs and improve efficiencies, including the shutdown of the Ripon mill in June 2009 and from lower input prices. These benefits more than offset the impact of lower volumes in 2009 compared to 2008.

Technical Products net sales were $87.1 million in the third quarter of 2009, up from $73.9 million in the second quarter but below $103.9 million in the third quarter of 2008. Sales increased versus the second quarter in virtually all product lines as market conditions improved. The decline in sales compared with prior year was primarily a result of weaker market demand across most product groups, although certain categories, including filtration and medical packaging volumes, were higher in the third quarter of 2009.  Currency translation reduced sales by $3.0 million compared with the prior year period as a result of a weaker Euro in 2009.

Operating income of $5.2 million in the third quarter of 2009 increased from $3.3 million in the second quarter of 2009 and also exceeded the $4.1 million reported in the third quarter of 2008.  Higher income and margins in the third quarter of 2009 were a result of savings from cost initiatives and lower input prices that combined were able to offset the impact of lower volumes and a decline in average net selling prices.

Consolidated selling, general and administrative (SG&A) expense of $18.1 million in the third quarter 2009 compared to an unusually low prior year level of $16.6 million and reflected timing and higher costs related to certain employee benefits in 2009. Unallocated corporate expense of $4.1 million in the third quarter of 2009 was similarly higher when compared with $2.9 million in the third quarter of 2008.

Net interest expense of $5.4 million in the third quarter of 2009 declined from $6.3 million in the prior year as a result of reduced debt levels and lower interest rates.

The effective tax rate for the third quarter of 2009 was 36 percent, including the previously mentioned $1.0 million of added expense primarily for interest on prior year taxes. Excluding the additional expense, the effective tax rate in the third quarter of 2009 was approximately 17 percent and compared with 17 percent in the third quarter of 2008.

Cash flow provided from operations in the third quarter of 2009 was $19.2 million. In the third quarter of 2008, cash used in operations was $(0.5) million. Operating cash flows increased in 2009 primarily as a result of changes in working capital and higher operating income. Capital spending of $1.8 million in the third quarter of 2009 was also significantly lower than $5.8 million spent in the prior year quarter. Available free cash flow was used to reduce debt, which declined by $15 million in the quarter, from $338 million at June 30, 2009, to $323 million at September 30, 2009.

Year to Date

Year-to-date net sales of $419.4 million in 2009 compared with year-to-date sales of $585.7 million in 2008. Sales in 2009 for both Fine Paper and Technical Products decreased as a result of lower volumes resulting from the global economic downturn and corresponding weaker market demand.

Operating income of $5.1 million in 2009 compared to income of $44.4 million in 2008. Income in 2009 included $17.6 million for restructuring charges associated with the May shutdown of the Ripon mill. Income in 2008 included gains of $10.7 million for sales of assets and settlement of Terrace Bay employee benefit plans. Excluding these items, year-to-date adjusted operating income was $22.7 in 2009 and $33.7 million in 2008. Lower operating income in 2009 resulted from reductions in volumes and operating schedules, particularly in the first half of the year, that were only partly offset by lower input prices, cost reduction initiatives and higher net realized selling prices.

Earnings per diluted common share were a loss of $0.40 in 2009 and income of $1.32 in 2008. Excluding special items, year-to-date adjusted earnings per share were $0.42 in 2009 and $0.87 in 2008.

A reconciliation of adjusted income measures to comparable GAAP measures is shown below:

Continuing Operations

	Third Quarter		Year to Date
	2009	2008	2009	2008
Operating Income	$10.7	$12.3	$5.1	$44.4
Restructuring Charges	(0.4)	—	17.6	—
Gains on Asset Sales	—	(3.5)	—	(6.4)
Gain on Benefits Plan Settlement	—	—	—	(4.3)
Adjusted Operating Income	$10.3	$8.8	$22.7	$33.7

Income (Loss)	$3.4	$5.0	$(5.9)	$19.7
Restructuring Charges	(0.1)	—	11.5	—
Income Tax Adjustments	1.0		0.6
Gains on Asset Sales	—	(2.3)	—	(4.0)
Gain on Benefits Plan Settlement	—	—	—	(2.7)
Adjusted Net Income	$4.3	$2.7	$6.2	$13.0

Diluted Earnings (Loss) per Share	$0.23	$0.34	$(0.40)	$1.32
Restructuring Charges	(0.01)	—	0.78	—
Income Tax Adjustments	0.07		0.04
Gains on Asset Sales	—	(0.16)	—	(0.27)
Gain on Benefits Plan Settlement	—	—	—	(0.18)
Adjusted Diluted Earnings per Share	$0.29	$0.18	$0.42	$0.87

Diluted Shares	14,850	14,696	14,756	14,801

Year-to-date cash from operating activities was $54.4 million in 2009 and $0.2 million in 2008. Higher net cash flows in 2009 resulted primarily from decreases in working capital, including a $10.9 million tax refund received in the first quarter. Year-to-date capital spending of $6.0 million in 2009 compared to $23.6 million in the prior year. Available free cash flows were used to pay down debt, which has decreased approximately $42 million from December 31, 2008.

Discontinued Operations

Discontinued operations include results from the Company’s divested pulp mills and its remaining timberlands operation. A net loss of $0.2 million in the third quarter of 2009 compared to net income of $1.5 million in the third quarter of 2008.  Lower income in 2009 resulted from additional tax expense of approximately $0.9 million related to interest and other prior year adjustments.

Year-to-date net loss from discontinued operations of $0.2 million in 2009 compared to a loss of $110.5 million in 2008. Prior year results included after-tax charges of $109.5 million to write down assets and recognize other charges related to the sale of the Pictou pulp mill in June 2008.

Conference Call

Neenah Paper will hold a webcast to discuss third quarter earnings and other matters of interest at 11 a.m. Eastern time on Tuesday, November 10. Stockholders and other interested parties are invited to either listen live to the webcast or participate directly in the call by following the instructions noted in the company’s web site (www.neenah.com). A taped audio replay of the call will be available on the site beginning approximately two hours after the call and lasting through November 30, 2009.

About Neenah Paper, Inc.

Neenah Paper is a leading global manufacturer of premium, performance- based papers and specialty products used in a variety of applications including filtration, printing and writing, and as backing and component materials for many specialized industrial and consumer applications. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, KIMDURA®, Gessner®, JET-PRO® SofStretch™ and varitess®. Based in Alpharetta, Georgia, the company has paper manufacturing operations in the United States and Germany and approximately 500,000 acres of timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: (i) worldwide economic conditions, (ii) significant capital and credit market instability and deterioration, (iii) U.S. dollar/Euro and other exchange rates, (iv) changes in prices for pulp, energy, latex and other raw materials, (v) the cost or availability of raw materials, (vi) unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations and (vii) the ability of the company to realize anticipated cost savings. These and other factors that could cause or contribute to actual results differing materially from any forward-looking statements are discussed in more detail in our other filings with the Securities and Exchange Commission.  Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-

looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Sales	$150.1	$185.6	$419.4	$585.7
Cost of products sold	121.8	160.6	346.4	497.6
Gross Profit	28.3	25.0	73.0	88.1
Selling, general and administrative expenses	18.1	16.6	51.0	55.4
Other income - net	(0.1)	(3.9)	(0.7)	(11.7)
Restructuring costs	(0.4)	—	17.6	—
Operating Income	10.7	12.3	5.1	44.4
Interest expense-net	5.4	6.3	16.4	18.6
Income (loss) From Continuing Operations Before Income Taxes	5.3	6.0	(11.3)	25.8
Provision (benefit) for income taxes	1.9	1.0	(5.4)	6.1
Income (loss) From Continuing Operations	3.4	5.0	(5.9)	19.7
Income (loss) From Discontinued Operations, net of income taxes	(0.2)	1.5	(0.2)	(110.5)
Net Income (Loss)	$3.2	$6.5	$(6.1)	$(90.8)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.23	$0.34	$(0.40)	$1.33
Discontinued Operations	(0.01)	0.10	(0.01)	(7.53)
	$0.22	$0.44	$(0.41)	$(6.20)

Diluted
Continuing Operations	$0.23	$0.34	$(0.40)	$1.32
Discontinued Operations	(0.01)	0.10	(0.01)	(7.47)
	$0.22	$0.44	$(0.41)	$(6.15)

Weighted Average Common Shares Outstanding (000s)
Basic	14,656	14,592	14,652	14,679

Diluted	14,850	14,696	14,652	14,801

NEENAH PAPER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Sales:
Fine Paper	$63.0	$81.7	$189.1	$263.2
Technical Products	87.1	103.9	230.3	322.5
Consolidated	$150.1	$185.6	$419.4	$585.7

Operating Income (Loss):
Fine Paper	$9.6	$11.1	$8.2	$32.8
Technical Products	5.2	4.1	7.9	18.2
Corporate and other	(4.1)	(2.9)	(11.0)	(6.6)
Consolidated	$10.7	$12.3	$5.1	$44.4

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED BALANCE SHEET DATA

(In millions)

(Unaudited)

	September 30, 2009	June 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$5.4	$5.4	$3.3
Accounts receivable - net	75.8	68.3	63.2
Inventories	71.0	73.0	88.6
Deferred income taxes	62.5	67.0	65.4
Prepaid and other current assets	22.1	23.4	33.5
Total current assets	236.8	237.1	254.0
Property, plant and equipment - net	291.2	291.1	316.2
Deferred income taxes	43.4	42.6	35.3
Goodwill and other intangibles - net	74.1	71.9	72.5
Other non-current assets	11.7	11.3	12.0
Total assets	$657.2	$654.0	$690.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Debt payable within one year	$17.0	$17.6	$24.1
Accounts payable	30.0	27.3	35.3
Accrued expenses	62.8	59.0	50.3
Total current liabilities	109.8	103.9	109.7
Long-term debt	306.1	320.7	340.5
Deferred income taxes	23.9	23.8	25.4
Non-current employee benefits	108.6	107.7	107.8
Other noncurrent obligations	3.2	3.4	3.5
Total liabilities	551.6	559.5	586.9
Stockholders’ equity	105.6	94.5	103.1
Total liabilities and stockholders’ equity	$657.2	$654.0	$690.0

NEENAH PAPER, INC. AND SUBSIDIARIES

SELECTED CASH FLOW DATA

(In millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Activities
Net income (loss)	$3.2	$6.5	$(6.1)	$(90.8)
Depreciation and amortization	8.7	9.1	25.5	29.9
Stock-based compensation	1.7	1.1	3.5	3.1
Deferred income tax benefit	0.2	0.5	(7.8)	(56.3)
Pre-tax losses on disposal of assets	(0.3)	(3.9)	6.3	163.5
Decrease (increase) in working capital	6.3	(10.2)	29.8	(38.2)
Pension and other postretirement benefits	(0.3)	(1.6)	4.2	(8.1)
Other	(0.3)	(2.0)	(1.0)	(2.9)
Cash provided by (used in) operating activities	19.2	(0.5)	54.4	0.2
Investing Activities
Capital expenditures	(1.8)	(5.8)	(6.0)	(23.6)
Other	0.4	(0.5)	0.1	0.3
Cash used in investing activities	(1.4)	(6.3)	(5.9)	(23.3)
Financing Activities
Short and long-term borrowings	0.3	22.9	12.5	67.5
Repayment of debt	(16.5)	(7.6)	(54.4)	(23.9)
Share purchases	—	—	—	(9.4)
Cash dividends paid	(1.5)	(1.5)	(4.4)	(4.5)
Other	(0.1)	—	(0.1)	(0.2)
Cash provided by (used in) financing activities	(17.8)	13.8	(46.4)	29.5
Effect of exchange rates on cash and cash equivalents	—	(0.1)	—	(0.1)
Increase (decrease) in cash and cash equivalents	$—	$6.9	$2.1	$6.3